UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 21, 2016

Heat Biologics, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

001-35994	26-2844103
(Commission File Number)	(IRS Employer Identification No.)

801 Capitola Drive

Durham, NC  27713

(Address of principal executive offices and zip code)

(919) 240-7133

(Registrant’s telephone number including area code)

N/A

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 21, 2016, the Board of Directors of Heat Biologics, Inc. (the “Company”) appointed John K. A. Prendergast, Ph.D. to fill a vacancy on the Board of Directors (the “Board”). Dr. Prendergast has been named to serve on the Audit, Compensation and Nominating and Governance Committees of the Board to replace Dr. Paul Belsky who resigned from the Board on April 21, 2016.  Dr. Belsky indicated that his resignation was not due to any disagreement related to the Company’s operations, policies or practices.

Dr. Prendergast is an independent director in accordance with the applicable rules of the NASDAQ. As an independent director, Dr. Prendergast will be compensated for his services on the Board and committees of the Board in accordance with the Company’s standard compensation arrangements for non-employee directors, which are described in greater detail in the Company’s annual report on Form 10-K for the year ended December 31, 2015. In addition, in connection with his appointment as a director, Dr. Prendergast was granted a ten year option exercisable for 40,000 shares of the Company’s common stock at an exercise price of $0.65 per share, vesting pro rata on a monthly basis over a four year period.

Dr. Prendergast was not selected as a director pursuant to any arrangements or understandings with the Company or with any other person.  Additionally, there have been no transactions involving Dr. Prendergast that would require disclosure under Item 404(a) of Regulation S-K.

On April 25, 2016, the Company issued a press release announcing the appointment of Dr. Prendergast as a director of the Company. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit

Number

Description

99.1

Press Release dated April 25, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 25, 2016	HEAT BIOLOGICS, INC.

	By:	/s/ Jeffrey Wolf
	Name:	Jeffrey Wolf
	Title:	Chairman, President and Chief Executive Officer